News Release
Contact: Steve Stuber - Investor Relations - 952-828-8461 - srstruber@wgo.net
Media Contact: Sam Jefson - Public Relations Specialist - 641-585-6803 - sjefson@wgo.net

WINNEBAGO INDUSTRIES ANNOUNCES FIRST QUARTER FISCAL 2018 RESULTS
-- Quarterly Revenues Increased 83% on Continued Strong Towable Segment Growth --
-- Quarterly Diluted EPS of $0.57, Up 36% Over Prior Year --
-- Gross Margins Increased 220 Basis Points Over Prior Year --

FOREST CITY, IOWA, December 20, 2017 - Winnebago Industries, Inc. (NYSE:WGO), a leading recreation vehicle manufacturer, today reported financial results for the Company's first quarter Fiscal 2018.

First Quarter Fiscal 2018 Results
Revenues for the Fiscal 2018 first quarter ended November 25, 2017, were $450.0 million, an increase of 83.5% compared to $245.3 million for the Fiscal 2017 period, which included three weeks of Grand Design RV performance. Gross profit was $62.8 million, an increase of 117.6% compared to $28.9 million for the Fiscal 2017 period. Gross profit margin increased 220 basis points in the quarter, driven by the continuation of accelerated growth in the more profitable Towable segment. Operating income was $31.2 million for the quarter, an improvement of 69.4% compared to $18.4 million in the first quarter of last year. Fiscal 2018 first quarter net income was $18.0 million, an increase of 53.0% compared to $11.7 million in the same period last year. Earnings per diluted share were $0.57, an increase of 36% compared to earnings per diluted share of $0.42 in the same period last year. Consolidated adjusted EBITDA was $35.4 million for the quarter, compared to $14.7 million last year, an increase of 141.2%.

President and Chief Executive Officer Michael Happe commented, “As we begin Fiscal 2018, we’re pleased with our consolidated results, including continued robust sales growth and margin improvement, as well as further progress toward becoming a larger, more profitable full-line RV provider centered around our two leading brands, Winnebago and Grand Design RV. Our results reflect a transformed portfolio and focused dual-brand strategy that positions us to drive increasing market share and profitability, balancing our Motorized business with a fast-growing Towable segment. Our Grand Design RV business recently celebrated its one-year anniversary as part of Winnebago Industries and continues to perform well, as does our Winnebago-branded Towable division. On the Motorized side, profitability continues to be impacted by new product line start-up costs, ongoing expenses related to the ramp up of our West Coast production facility and an increase in direct material costs. All of our businesses had a successful fall season, with strong new product showings at the two largest industry events of the year, driving an increased order backlog. As always, I want to thank all of our Winnebago Industries employees for their hard work during the quarter and for their ongoing dedication to providing high-quality products and service to our customers.”

Significant items related to the Grand Design RV acquisition that are impacting income before income taxes in the first quarter of Fiscal 2018:

•
For the first quarter, amortization expenses of $2.1 million were recorded related to the definite-lived intangible assets acquired, or $0.04 per diluted share, net of tax. We expect ongoing amortization expense will be approximately $2.0 million per quarter through Fiscal 2021.

•
Interest expense of $4.8 million was recorded in the first quarter related to the debt associated with the acquisition of Grand Design RV, or $0.10 per diluted share, net of tax. On December 8, 2017, Winnebago Industries, Inc. announced a successful repricing of a $260 million Term Loan B facility, at an interest rate of LIBOR plus 3.5%, to replace the previous facility that carried an interest rate of LIBOR plus 4.5%. Prior to this repricing, $19.7 million was drawn on our ABL and the proceeds from the ABL borrowing were used to pay down our Term Loan B.

Motorized
In the first quarter, revenues for the Motorized segment were $190.4 million, down 2.4% from the previous year. Segment Adjusted EBITDA was $3.2 million, down 71.6% from the prior year. Adjusted EBITDA margin decreased 400 basis points, driven by investments related to start-up of new lines and increased operational and direct materials costs. Backlog increased during the quarter, benefiting from recently introduced new products, which should benefit sales performance through the remainder of Fiscal 2018.

Towable
Revenues for the Towable segment were $259.7 million for the quarter, up $209.5 million over the prior year, driven by the addition of $195.4 million in revenue from the Grand Design RV acquisition and continued strong organic growth in Winnebago-branded Towable products, which increased more than 50% compared to last year. Segment Adjusted EBITDA was $32.3 million, up $28.7 million over the prior year. Adjusted EBITDA margin increased 530 basis points, driven by higher volumes and a favorable product mix, including the annualization of Grand Design RV within this segment. Backlog remains strong while retail sales continue to outpace the industry for both brands.

Balance Sheet and Cash Flow
As of November 25, 2017, the Company had total outstanding debt of $270.8 million ($279.8 million of debt, net of debt issuance costs of $9.0 million) and working capital of $156.9 million. The debt-to-equity ratio declined to 59.3% from 62.2% as of August 26, 2017 and the ratio of net debt to Adjusted EBITDA improved to 1.4x as of the end of the quarter compared to 1.7x as of August 26, 2017. Cash flow from operations was $29.5 million in the first quarter of Fiscal 2018, an increase of $29.6 million from the same period in Fiscal 2017.

Quarterly Cash Dividend
On December 13, 2017, the Company’s board of directors approved a quarterly cash dividend of $0.10 per share payable on January 24, 2018, to common stockholders of record at the close of business on January 10, 2018.

Mr. Happe continued, “Going forward, our focus remains on improving the operations of our business to drive long-term, sustainable profitability. The Motorized business continues to strive to build a profitable foundation with improved products, stronger dealer relationships and a more efficient operations base. Our Towable businesses remain well-positioned to drive future market share and profitability growth given our strong backlog and improving dealer lot space via new product launches. We remain optimistic about the strength of the RV marketplace as a whole, with overall U.S. shipments expected to exceed 500,000 units in 2017, and a ninth consecutive year of growth projected in 2018. Winnebago Industries launched several strong new products this fall, all of which have received very positive industry response. On the Motorized side, we introduced the Intent, our value-priced Class A Gas RV; the Horizon Class A Diesel, which was named RV of the Year by RVBusiness magazine; and the Class B Revel, which was awarded Best in Show at the RVIA Trade Show. On the Towable side, we introduced a new Winnebago branded fifth-wheel and Grand Design RV’s new Transcend line, a differentiated product marking the brand’s introduction to the Stick-and-Tin segment, which should benefit the back half of Fiscal 2018. Our previously-announced Towable capacity expansion projects continue moving forward as we position our business to ensure supply keeps pace with future expected demand.”

Conference Call
Winnebago Industries, Inc. will conduct a conference call to discuss first quarter Fiscal 2018 results at 9:00 a.m. Central Time today. Members of the news media, investors and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company's website at http://investor.wgo.net. The event will be archived and available for replay for the next 90 days.

About Winnebago Industries
Winnebago Industries, Inc. is a leading U.S. manufacturer of recreation vehicles under the Winnebago and Grand Design brands, which are used primarily in leisure travel and outdoor recreation activities. The Company builds quality motorhomes, travel trailers and fifth wheel products. Winnebago has multiple facilities in Iowa, Indiana, Oregon and Minnesota. The Company's common stock is listed on the New York and Chicago Stock Exchanges and traded under the symbol WGO. Options for the Company's common stock are traded on the Chicago Board Options Exchange. For access to Winnebago Industries' investor relations material or to add your name to an automatic email list for Company news releases, visit http://investor.wgo.net.

Forward Looking Statements
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. A number of factors could cause actual results to differ materially from these statements, including, but not limited to increases in interest rates, availability of credit, low consumer confidence, availability of labor, significant increase in repurchase obligations, inadequate liquidity or capital resources, availability and price of fuel, a slowdown in the economy, increased material and component costs, availability of chassis and other key component parts, sales order cancellations, slower than anticipated sales of new or existing products, new product introductions by competitors, the effect of global tensions, integration of operations relating to merger and acquisition activities, business interruptions, any unexpected expenses related to ERP, risks related to compliance with debt covenants and leverage ratios, and other factors. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or from the Company upon request. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any changes in the Company's expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Winnebago Industries, Inc.
Condensed Consolidated Statements of Income (Unaudited)
(In thousands, except percent and per share data)

	Three Months Ended
	November 25, 2017		November 26, 2016
Net revenues	$450,021	100.0%	$245,308	100.0%
Cost of goods sold	387,190	86.0%	216,433	88.2%
Gross profit	62,831	14.0%	28,875	11.8%
Operating expenses:
Selling	12,134	2.7%	5,870	2.4%
General and administrative	17,416	3.9%	9,906	4.0%
Postretirement health care benefit income	—	—%	(12,813)	(5.2)%
Transaction costs	50	—%	5,462	2.2%
Amortization of intangible assets	2,055	0.5%	2,051	0.8%
Total operating expenses	31,655	7.0%	10,476	4.3%
Operating income	31,176	6.9%	18,399	7.5%
Interest expense	4,781	1.1%	1,128	0.5%
Non-operating income	(123)	—%	(87)	—%
Income before income taxes	26,518	5.9%	17,358	7.1%
Provision for income taxes	8,560	1.9%	5,620	2.3%
Net income	$17,958	4.0%	$11,738	4.8%
Income per common share:
Basic	$0.57		$0.42
Diluted	$0.57		$0.42
Weighted average common shares outstanding:
Basic	31,614		27,836
Diluted	31,772		27,969
Percentages may not add due to rounding differences.

Winnebago Industries, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands)

	Nov 25, 2017	Aug 26, 2017
ASSETS
Current assets:
Cash and cash equivalents	$54,468	$35,945
Receivables, net	116,798	124,539
Inventories	151,787	142,265
Prepaid expenses and other assets	12,359	11,388
Total current assets	335,412	314,137
Total property and equipment, net	74,113	71,560
Other assets:
Goodwill	244,684	242,728
Other intangible assets, net	226,385	228,440
Investment in life insurance	27,634	27,418
Deferred income taxes	10,680	12,736
Other assets	5,942	5,493
Total assets	$924,850	$902,512

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$76,109	$79,194
Current maturities of long-term debt	2,342	2,850
Income taxes payable	13,869	7,450
Accrued expenses	86,200	77,664
Total current liabilities	178,520	167,158
Non-current liabilities:
Long-term debt, less current maturities	268,421	271,726
Unrecognized tax benefits	1,634	1,606
Deferred compensation and postretirement health care benefits, net of current portion	19,394	19,270
Other	250	1,078
Total non-current liabilities	289,699	293,680
Shareholders' equity	456,631	441,674
Total liabilities and shareholders' equity	$924,850	$902,512

Winnebago Industries, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	Three Months Ended
	Nov 25, 2017	Nov 26, 2016
Operating activities:
Net income	$17,958	$11,738
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,130	1,580
Amortization of intangible assets	2,055	2,051
Amortization of debt issuance costs	437	78
LIFO expense	299	299
Stock-based compensation	823	821
Deferred income taxes	1,665	(1,613)
Postretirement benefit income and deferred compensation expenses	303	(12,471)
Other	(206)	(271)
Change in assets and liabilities:
Inventories	(9,821)	(17,923)
Receivables, prepaid and other assets	6,739	16,080
Income taxes and unrecognized tax benefits	6,447	8,200
Accounts payable and accrued expenses	1,286	(7,977)
Postretirement and deferred compensation benefits	(657)	(742)
Net cash provided by (used in) operating activities	29,458	(150)

Investing activities:
Purchases of property, plant and equipment	(5,357)	(3,562)
Proceeds from the sale of property	92	—
Acquisition of business, net of cash acquired	—	(394,835)
Other	(57)	901
Net cash used in investing activities	(5,322)	(397,496)

Financing activities:
Payments for purchase of common stock	(1,363)	(1,318)
Payments of cash dividends	—	(3,185)
Payments of debt issuance costs	—	(10,758)
Borrowings on credit facility	—	353,000
Repayment of credit facility	(4,250)	—
Other	—	(92)
Net cash (used in) provided by financing activities	(5,613)	337,647

Net increase (decrease) in cash and cash equivalents	18,523	(59,999)
Cash and cash equivalents at beginning of period	35,945	85,583
Cash and cash equivalents at end of period	$54,468	$25,584

Supplemental cash flow disclosure:
Income taxes paid, net	$322	$121
Interest paid	$4,548	$—
Non-cash transactions:
Issuance of Winnebago common stock for acquisition of business	$—	$124,066
Capital expenditures in accounts payable	$379	$695
Accrued dividend	$3,187	$—

Winnebago Industries, Inc.
Supplemental Information by Reportable Segment (Unaudited) - Motorized
(In thousands, except unit data)

	Quarter Ended
	Nov 25, 2017	% of Revenue	Nov 26, 2016	% of Revenue	Change
Net revenues	$190,356		$195,125		$(4,769)	(2.4)%
Adjusted EBITDA	3,155	1.7%	11,116	5.7%	(7,961)	(71.6)%

Unit deliveries	Nov 25, 2017	Product Mix % (1)	Nov 26, 2016	Product Mix % (1)	Change
Class A	723	35.8%	666	33.3%	57	8.6%
Class B	370	18.3%	301	15.1%	69	22.9%
Class C	926	45.9%	1,033	51.7%	(107)	(10.4)%
Total motorhomes	2,019	100.0%	2,000	100.0%	19	1.0%

			As Of
Backlog (2)			Nov 25, 2017	Nov 26, 2016	Change
Units			2,632	2,286	346	15.1%
Dollars			$250,757	$207,056	$43,701	21.1%

Dealer Inventory
Units			4,226	4,330	(104)	(2.4)%

(1) Percentages may not add due to rounding differences.
(2) We include in our backlog all accepted orders from dealers to be shipped within the next six months. Orders in backlog can be canceled or postponed at the option of the dealer at any time without penalty and, therefore, backlog may not necessarily be an accurate measure of future sales.

Winnebago Industries, Inc.
Supplemental Information by Reportable Segment (Unaudited) - Towable
(In thousands, except unit data)

	Quarter Ended
	Nov 25, 2017	% of Revenue	Nov 26, 2016	% of Revenue	Change
Net revenues	$259,665		$50,183		$209,482	417.4%
Adjusted EBITDA	32,256	12.4%	3,563	7.1%	28,693	805.3%

Unit deliveries	Nov 25, 2017	Product Mix % (1)	Nov 26, 2016	Product Mix % (1)	Change
Travel trailer	5,349	61.7%	1,509	75.0%	3,840	254.5%
Fifth wheel	3,327	38.3%	503	25.0%	2,824	561.4%
Total towables	8,676	100.0%	2,012	100.0%	6,664	331.2%

			As Of
Backlog (2)			Nov 25, 2017	Nov 26, 2016	Change
Units			9,955	6,475	3,480	53.7%
Dollars			$341,065	$214,178	$126,887	59.2%

Dealer Inventory
Units			12,050	7,118	4,932	69.3%

(1) Percentages may not add due to rounding differences.
(2) We include in our backlog all accepted orders from dealers to be shipped within the next six months. Orders in backlog can be canceled or postponed at the option of the dealer at any time without penalty and, therefore, backlog may not necessarily be an accurate measure of future sales.

Winnebago Industries, Inc.

Non-GAAP Reconciliation
We have provided non-GAAP financial measures, which are not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the accompanying news release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the news release. The non-GAAP financial measures in the accompanying news release may differ from similar measures used by other companies.

The following table reconciles net income to consolidated Adjusted EBITDA.

	Quarter Ended
(In thousands)	Nov 25, 2017	Nov 26, 2016
Net income	$17,958	$11,738
Interest expense	4,781	1,128
Provision for income taxes	8,560	5,620
Depreciation	2,130	1,580
Amortization of intangible assets	2,055	2,051
EBITDA	35,484	22,117
Postretirement health care benefit income	—	(12,813)
Transaction costs	50	5,462
Non-operating income	(123)	(87)
Adjusted EBITDA	$35,411	$14,679

We have provided non-GAAP performance measures of EBITDA and Adjusted EBITDA as a comparable measure to illustrate the effect of non-recurring transactions occurring during the quarter and improve comparability of our results from period to period. EBITDA is defined as net income before interest expense, provision for income taxes, and depreciation and amortization expense.  We believe EBITDA and Adjusted EBITDA provide meaningful supplemental information about our operating performance because each measure excludes amounts that we do not consider part of our core operating results when assessing our performance. These types of adjustments are also specified in the definition of certain measures required under the terms of our credit facility. Examples of items excluded from Adjusted EBITDA include the postretirement health care benefit income from terminating the plan and transaction costs related to our acquisition of Grand Design.

Management uses these non-GAAP financial measures (a) to evaluate our historical and prospective financial performance and trends as well as its performance relative to competitors and peers; (b) to measure operational profitability on a consistent basis; (c) in presentations to the members of our board of directors to enable our board of directors to have the same measurement basis of operating performance as is used by management in their assessments of performance and in forecasting and budgeting for our company; (d) to evaluate potential acquisitions; and, (e) to ensure compliance with covenants and restricted activities under the terms of our Credit Facility. We believe these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties to evaluate companies in our industry.